STOCK PURCHASE AGREEMENT

     AGREEMENT, made and entered into as of the 16th day of June, 1999, among NETWORK SYSTEMS INTERNATIONAL, INC., a Nevada corporation (the "Buyer"); EVAN E. PRICE, DEBORAH J. DOBY and ZIAD A. YAMOUT (each a "Seller" and collectively the "Sellers"); and VERCOM SOFTWARE, INC., a Texas corporation (the "Company").

     The Sellers are the owners of all of the issued and outstanding shares of the capital stock (the "Shares") of the Company. The Sellers wish to sell all of their Shares and the Buyer wishes to purchase such Shares upon the terms and conditions of this Agreement.

     Accordingly, the parties agree as follows:

1.   SALE AND PURCHASE OF SHARES.

     1.1 Sale of Shares. At the Closing (as defined in Section 2 hereof), and subject to the terms and conditions of this Agreement, each Seller agrees to sell to the Buyer, and the Buyer agrees to purchase, the Shares set forth opposite such Seller's name on Exhibit A for an aggregate purchase price of Six Million Eight Hundred Thousand Dollars ($6,800,000), payable as provided in Section 1.2 (the "Purchase Price").

     1.2  Payment at the Closing of the Purchase Price.  At the
Closing, the Purchase Price shall be paid by the Buyer as follows:

          (i) The Buyer shall deliver to each Seller by wire transfer to such Seller's designated account cash in the amount set forth opposite such Seller's name on Exhibit A in the aggregate amount of Six Million Five Hundred Fifty Thousand Dollars ($6,550,000); and

          (ii) The Buyer shall deliver to Smith Helms Mulliss & Moore, L.L.P. (the "Escrow Agent") cash in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), such amount to be held in an escrow account (the "Escrow Account") in accordance with the terms of the Escrow Agreement substantially in the form of Exhibit B among the Buyer, the Escrow Agent and each of the Sellers (the "Escrow Agreement").

     1.3 Delivery of Shares. At the Closing, each Seller shall deliver or cause to be delivered to the Buyer stock certificates representing the number of Shares set forth opposite such Seller's name on Exhibit A, duly endorsed in blank, and with all appropriate stock transfer tax stamps (if any) affixed. The cost of all such tax stamps shall be borne by the Sellers.

     1.4 Sellers' Representative. Each Seller hereby appoints EVAN E. PRICE or, in the event of his death, a successor to be appointed by his estate, to act as such Seller's attorney-in-fact and representative (the "Sellers' Representative"), to do any and all things and to execute any and all documents, in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and with the Escrow Agreement and the transactions contemplated hereby and thereby, including, without limitation, to amend, cancel or extend, or waive the terms of, the Escrow Agreement. The Buyer shall be entitled to rely, as being binding upon such Seller, upon any document or other paper believed by the Buyer to be genuine and correct and to have been signed by the Sellers' Representative, and the Buyer shall not be liable to any Seller for any action taken or omitted to be taken by the Buyer in such reliance. The Sellers' Representative shall have the sole and exclusive right on behalf of the Sellers to give a Claims Notice pursuant to Section 9.3(i) or take any other action pursuant to
Article 9.

2.   CLOSING; CLOSING DATE.

     The closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Gardere & Wynne, L.L.P., 1601 Elm Street, Suite 3000, Dallas, Texas, at 9:00 a.m. central standard time, on June 16, 1999, or at such other time or date as the Buyer and the Sellers agree in writing. The closing provided for in this Section is herein called the "Closing," and the time and date upon which the Closing occurs is herein called the "Closing Date." At the Closing, the parties shall take such actions as may be necessary or appropriate in order to consummate the transactions provided for herein (the "Contemplated Transactions") in accordance with the terms and conditions hereof.

3.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     The Sellers, jointly and severally, represent and warrant to the Buyer as provided in this Article 3. Notwithstanding the foregoing, with respect to Section 3.3 and Section 3.5 hereof, each Seller represents and warrants to the Buyer the representations and warranties contained therein only on behalf of himself or herself.

     3.1 Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. The Company has heretofore delivered to the Buyer true and complete copies of its Articles of Incorporation (certified by the Secretary of State of Texas) and Bylaws (certified by its secretary or an assistant secretary) as in effect on the date hereof.

     3.2 Company Authorization and Validity of Agreement. The Company has full legal right and all requisite corporate power and authority to enter into this Agreement, and all other agreements contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and effectively authorized by the Company's Board of Directors, the requisite vote of the Company's shareholders and all other requisite corporate action. This Agreement has been duly executed by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

     3.3 Sellers' Authorization and Validity of Agreement. Each Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Seller's obligations hereunder. This Agreement has been duly executed and delivered by such Seller and is a valid and binding obligation of such Seller enforceable in accordance with its terms.

     3.4 Outstanding Capital Stock. The Company is authorized to issue one hundred thousand (100,000) shares of common stock, par value $.01 per share, of which seven hundred fifty (750) shares are issued and outstanding, and no other class of capital stock of the Company is authorized or outstanding. The Shares are duly authorized, validly issued and fully paid and nonassessable.

     3.5 Title to the Shares. As of the Closing Date, each Seller owns beneficially and of record, free and clear of any lien, option or other encumbrance, and has full power and authority to convey free and clear of any lien or other encumbrance, the Shares set forth opposite such Seller's name on Exhibit A, and, upon delivery of and payment for such Shares as herein provided, such Seller will convey to the Buyer good and valid title thereto, free and clear of any lien or other encumbrance.

     3.6 Options, Warrants or Other Rights. Except as set forth on Schedule 3.6, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, or other agreement of any kind to purchase or otherwise to receive from the Company or any of the Sellers any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into any such capital stock.

     3.7 Subsidiaries and Other Affiliates. The Company does not, directly or indirectly, own any interest in or control any other corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

     3.8 Qualification in Other Jurisdictions. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which it is required to be so qualified or authorized.

     3.9 No Breach. Except as set forth on Schedule 3.9, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not
(i) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Company; or (ii) violate or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which the Company or any of the Sellers are a party or by or to which the Company or any of its assets or properties may be bound or subject; or (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company or any of the Sellers or upon the assets of the Company; or (iv) violate any statute, law or regulation of any jurisdiction, which violation could have a material adverse effect upon the Contemplated Transactions or upon the condition of the Company; or (v) violate or result in the revocation or suspension of any Permit (as defined in Section 3.24 hereof). The execution and delivery by the Sellers and the Company of this Agreement, the performance by the Sellers and the Company of their obligations hereunder, the consummation by the Sellers and the Company of the Contemplated Transactions and the continuance in full force and effect following the consummation of the Contemplated Transactions of all contracts and agreements set forth on
Schedule 3.23 do not require the Sellers or the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or any governmental or regulatory body, except as set forth in Schedule 3.9. The consents, approvals, filings and notices listed on Schedule 3.9 are referred to herein as the "Sellers' Required Consents."

     3.10 Financial Statements. Balance sheets of the Company (prepared on an accrual basis) for fiscal years 1997 and 1998, and the related income statements (prepared on a cash basis), are set forth on Schedule 3.10 hereto. These balance sheets and related income statements fairly present the financial position of the Company as at such dates and the results of operations of the Company for such respective periods, in each case in accordance with generally accepted accounting principles consistently applied for the periods covered thereby. (The foregoing financial statements of the Company for fiscal years 1997 and 1998 are sometimes herein called the "Financials." There are no notes to the Financials.) The balance sheet of the Company (prepared on an accrual basis) as of May 31, 1999, and the related income statement (prepared on a cash basis), which have been delivered to the Buyer, fairly present the financial position of the Company as at such date and the results of operations of the Company for the five (5) months then ended, in each case in conformity with generally accepted accounting principles applied on a basis consistent with that of the Financials. (The foregoing unaudited financial statements of the Company as of May 31, 1999, and for the five (5) months then ended are sometimes herein called the "Interim Financials," the balance sheet included in the Interim Financials is sometimes herein called the "Balance Sheet" and May 31, 1999, is sometimes herein called the "Balance Sheet Date").

     3.11 Liabilities. As of the Balance Sheet Date, the Company did not have any indebtedness, liability, claim or loss, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by generally accepted accounting principles to be set forth on a financial statement ("Liabilities") that were individually, or in the aggregate, material to the condition of the Company and were not fully and adequately reflected or reserved against on the Balance Sheet or described on any Schedule hereto. Except as set forth on Schedule 3.11, the Company has not, except in the ordinary course of business, incurred any Liabilities since the Balance Sheet Date.

     3.12 No Material Adverse Change.  Except as set forth on
Schedule 3.12, since the Balance Sheet Date, there has been no material adverse change in the condition of the Company, and, to the knowledge of the Company or any of the Sellers, no such change is threatened or contemplated, nor has there been any damage, destruction or loss which could have or has had a material adverse effect upon the Contemplated Transactions or upon the condition of the Company, whether or not covered by insurance.

     3.13 Tax Matters.

          (i) The Company has paid all federal, state, local, foreign and other taxes (including estimated taxes) (the "Taxes") required to be paid by it through the date hereof, and all deficiencies or other additions to tax, interest and penalties owed by it, and shall timely pay any such Taxes, including additions, interest and penalties, required to be paid by it on or before the Closing Date, including, but not limited to, all Taxes due or required to be paid in respect of the Company's fiscal year ended December 31, 1998.

          (ii) The Company has timely filed all federal, state, local, foreign and other tax returns (the "Tax Returns") required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years, all Tax Returns required on or before the Closing Date.

          (iii) Schedule 3.13 sets forth the status of federal income tax audits of the returns of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by the Company with respect thereto. Each return filed by the Company for which the federal income tax audit has not been completed accurately reflects the amount of its tax liability for such period. Except as set forth on Schedule 3.13, the Company has not agreed to, nor is required to, make any adjustments under section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a change in accounting method or otherwise.

          (iv) Schedule 3.13 sets forth the status of state and local tax audits of the returns of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by the Company with respect thereto. Each state and local income tax return filed by the Company for which the tax audit has not been completed accurately reflects the amount of its tax liability for such period. To the knowledge of the Company or any of the Sellers, there has been no material adverse change in the rates or basis of assessment of any tax effective for the fiscal year ending December 31, 1998, of the Company or of any unassessed tax deficiency proposed or threatened against the Company.

          (v) Schedule 3.13 sets forth all federal tax elections under the Code that are in effect with respect to the Company for the fiscal year ended December 31, 1998.

          (vi) The Company has not at any time consented under
     section 341(f)(1) of the Code to have the provisions of
     section 341(f)(2) of the Code apply to any sale of its stock.

     3.14 Title to Assets. Except as set forth on Schedule 3.14, the Company owns outright and has good and marketable title to all of its assets, including, without limitation, all of the assets reflected on the Balance Sheet or described in Section
3.15 (Real Estate), Section 3.16 (Tangible Property), Section
3.17 (Intellectual Property) and Section 3.21 (Receivables), in each case free and clear of any lien or other encumbrance, except for (i) assets disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (ii) liens or other encumbrances securing taxes, assessments, governmental charges or levies, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any danger of the sale, forfeiture or loss of any assets material to the condition of the Company; (iii) assets held or used pursuant to any lease or license; or (iv) the rights of customers of the Company with respect to inventory or work in progress under purchase orders or contracts entered into by the Company in the ordinary course of business. Schedule 3.14 sets forth a correct and complete list of all of the Company's assets which are held or used pursuant to any lease or license.

     3.15 Real Estate. Schedule 3.15 sets forth a correct and complete list of all real property owned in whole or in part by the Company or leased by the Company (collectively, the "Real Property"), and includes the name of the record title holder thereof and a list and brief description of all indebtedness secured by each mortgage, deed of trust or other lien or encumbrance thereon. The Real Property set forth on Schedule
3.15 constitutes all of the real property used by the Company for office, warehouse, storage, and any other uses. The buildings, structures and improvements included within the Real Property (collectively, the "Improvements") comply in all material respects with all applicable restrictions, building ordinances and zoning ordinances and all regulations of the applicable health and fire departments, and no material alteration, repair, improvement or other work has been performed in respect to such Improvements within the last one hundred twenty (120) days. The Improvements and the mechanical systems situated therein, including, without limitation, the heating, electrical, air conditioning and plumbing systems, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used, and the roof of each Improvement is in satisfactory condition and is not in need of material current repair.

     3.16 Tangible Property. The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company (the "Tangible Property") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and the Company has not received any notice that any of the Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation which violation could have a material adverse effect on the condition of the Company. During the past three (3) years there has not been any significant interruption of the operations of the Company due to inadequate maintenance of the Tangible Property. All material leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use any interest owned or claimed by the Company (including, without limitation, options) in or to Tangible Property are in full force and effect and, with respect to the performance of the Company, there is no default or event of default or event which with notice or lapse of time or both would constitute a default.

     3.17 Intellectual Property.

          (i)  Schedule 3.17(i) sets forth all of the
     Intellectual Property (as defined below) and there are no other patents, trademarks, copyrights, service marks, trade names, other intellectual property rights, trade secrets, know how, technology, blueprints, designs, works for hire, inventions, or other proprietary information, processes or formulae, which are material to the business of the Company
     as presently conducted or as being developed.   Except as
     set forth on Schedule 3.17(i), neither the Company nor any of the Sellers have any notice of any interest in the Intellectual Property adverse to the Company's interest or notice of any claim of any other person relating to any of the property set forth on Schedule 3.17(i), and neither the Company nor any of the Sellers knows of any basis for any such charge or claim. All Intellectual Property is adequately protected against the unauthorized or unlawful use by other persons. There is no present or, to the knowledge of the Company or any of the Sellers, threatened use or encroachment of any Intellectual Property which could have an adverse effect upon the Contemplated Transactions or upon the condition of the Company.

          (ii) Except for the rights and licenses validly and effectively established by the Software Contracts (as defined below), the Company owns, and shall retain on and after the Closing, all the Intellectual Property.
          (iii) Schedule 3.17(iii) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Programs (as defined below). In no instance has the eligibility of the Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

          (iv) The Company has promulgated and used its commercially reasonable best efforts to enforce a trade secret protection program. To the knowledge of the Company or any of the Sellers, there has been no material violation of such program by any person or entity. The source code and system documentation relating to the Software Programs (a) have at all times been maintained in confidence, and (b) have been disclosed by the Company or by any of the Sellers only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company.

          (v) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Software Programs, Technical Documentation (as defined below), or Intellectual Property on behalf of the Company either (a) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, exclusive and original ownership of all tangible and intangible property (including the Intellectual Property) thereby arising, or (b) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full and exclusive ownership of all tangible and intangible property (including the Intellectual Property) thereby arising.

          (vi) Whenever any of the terms set forth below is used in this Article 3, it shall have the following meaning:

               (a) "Intellectual Property" shall mean all patents, trademarks, copyrights, service marks and trade names (whether registered or not), all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing, and all other intellectual property rights, trade secrets, know how, technology, blueprints, designs, works for hire, inventions, and other proprietary information, processes and formulae used in the Company's business.

               (b)  "Software Contracts" shall mean all
          contracts, agreements, licenses, sublicenses, and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer program code, related technical or user documentation, and databases, in each case relating to or arising out of the Company's business, including, without limitation, the following: (1) licenses or sublicenses from third parties (development and/or marketing), (2) licenses or sublicenses from third parties (internal use only), (3) development contracts, work-for-hire agreements, and consulting and employment agreements, (4) distributorships, dealerships, franchises, and manufacturer's representative contracts, (5) licenses and sublicenses to others, and (6) maintenance, support or enhancement agreements;

               (c) "Software Programs" shall mean the systems and applications computer programs described in Schedule
          3.17(vi); and

               (d) "Technical Documentation" shall mean all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials in the Company's business.

     3.18 Adequacy of Technical Documentation. The Technical Documentation (as defined in Section 3.17(vi) hereof) includes the source code, system documentation, statements of principles of operation, and schematics for all Software Programs (as defined in Section 3.17(vi) hereof), as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a computer programmer fully trained in the applicable source code language. The Technical Documentation also includes any program (including, without limitation, compilers), "workbenches," tools and higher level (or "proprietary") language owned, licensed or used by the Company for the development, maintenance and implementation of the Software Programs.

     3.19 Third-Party Components in Software Programs. The Company has validly and effectively obtained the right and license to use, copy, modify and distribute the third-party programming and materials contained in the Software Programs and Technical Documentation pursuant to the Software Contracts that are "licenses or sublicenses from third parties (development and/or marketing)" (as described in Section 3.17(vi)(b)(1)) or that are "licenses or sublicenses from third parties (internal use only)"(as described in Section 3.17(vi)(b)(2)). The Software Programs and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. Except as set forth on Schedule 3.19, the Software Programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by the Company.

     3.20 Third-Party Interests or Marketing Rights in Software
Programs.   Except as set forth on Schedule 3.20, the Company has
not granted, transferred or assigned any right or interest in the Software Programs, the Technical Documentation or the Intellectual Property to any person or entity, except pursuant to the Software Contracts that are "distributorships, dealerships, franchises, and manufacturer's representative contracts" (as described in Section 3.17(vi)(b)(4)) or that are "licenses and sublicenses to others" (as described in Section 3.17(vi)(b)(5)). Except as set forth in Schedule 3.20, all Software Contracts that are "licenses and sublicenses to others" (as described in Section 3.17(vi)(b)(5)) constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only, on a single central processing unit. There are no contracts, agreements, licenses, sublicenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software Programs, the Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except for the Software Contracts that are "distributorships, dealerships, franchises, and manufacturer's representative contracts" (as described in Section 3.17(vi)(b)(4)).

     3.21 Receivables. All accounts and notes receivable as reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to the Balance Sheet Date and on or prior to the Closing Date, (i) have arisen in the ordinary course of business of the Company, (ii) represent valid obligations due to the Company enforceable in accordance with their terms, and
(iii) have been collected or are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms.

     3.22 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company. Except as set forth on Schedule 3.22, there are no actions, suits or claims or legal, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the knowledge of the Company or any of the Sellers, threatened against or involving the Company or any of its properties or assets which, individually or in the aggregate, could have a material adverse effect upon the Contemplated Transactions or upon the condition of the Company. All notices required to have been given to any insurance company listed as insuring against any action, suit or claim set forth on Schedule
3.22 have been timely and duly given and, except as set forth on
Schedule 3.22, no insurance company has asserted, orally or in writing, that such claim is not covered by the applicable policy relating to such claim. Except as set forth in Schedule 3.22, there are no product liability or warranty claims against or involving the Company or the Company Products (as defined in Section 3.29).

     3.23 Contracts and Other Agreements. Schedule 3.23 sets forth all of the following contracts and other agreements to which the Company is a party or by or to which it or its assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, shareholder or other affiliate or with any other current employee or consultant or with an entity in which any of the foregoing is a controlling person; (ii) contracts and other agreements with any labor union or association representing any employee;
(iii) contracts and other agreements with any person to sell, distribute or otherwise market any of the Company Products (as defined in Section 3.29); (iv) contracts and other agreements with any person for the development, creation or manufacture of any of the Company Products; (v) contracts and other agreements for the sale of any of its assets other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any of its assets; (vi) joint venture agreements; (vii) contracts and other agreements under which it agrees to indemnify any party or to share tax liability of any party; (viii) material contracts and other material agreements which cannot be canceled without liability, premium or penalty upon ninety (90) days notice or less notice;
(ix) contracts and other agreements with customers, distributors or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (x) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (xi) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person;
(xii) contracts and other agreements requiring the payment to any person of an override or similar commission or fee;
(xiii) contracts and other agreements relating to the borrowing of money; (xiv) licenses; (xv) leases; (xvi) contracts and other agreements with any person for the sale of any of the Company Products (as defined in Section 3.29) that have not been fully performed, and with respect to which the purchase price payable to the Company for the unperformed portion is in excess of One Hundred Fifty Thousand Dollars ($150,000); (xvii) any other contracts and other agreements in excess of Five Thousand Dollars ($5,000) not made in the ordinary course of business; or (xviii) any other contracts and other agreements pursuant to the terms of which there is either a current or future obligation of the Company to make payments in excess of Five Thousand Dollars ($5,000). There have been made available to the Buyer true and complete copies of all of the contracts and other agreements set forth on Schedule 3.23 or on any other Schedule. All of such contracts and other agreements are valid and binding upon the Company. The Company is not in default under any of such agreements, nor, to the knowledge of the Company or any of the Sellers, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Schedule 3.23 also lists all contracts and other agreements currently in negotiation or proposed by the Company of a type which if entered into by the Company would be required to be listed on Schedule 3.23 or on any other Schedule. The Company and the Sellers have made available to the Buyer true and correct drafts or summaries of all contracts and other agreements described in the preceding sentence and copies of all documents relating thereto.

     3.24 Compliance with Laws. Except as set forth on Schedule 3.24, the Company is not in violation of any applicable federal, state, local or foreign law, ordinance, regulation, order, judgment, injunction, award, decree or other requirement of any governmental or regulatory body, court or arbitrator, including, without limitation, (i) the Robinson-Patman Price Discrimination Act of 1936, as amended, (ii) regulations and requirements of the Occupational Safety and Health Administration, or (iii) laws relating to pollution or protection of the environment (clauses
(ii) and (iii) hereinafter collectively referred to as the "Safety and Environmental Laws"), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, which violation could have a material adverse effect upon the Contemplated Transactions or upon the condition of the Company and neither the Company nor any of the Sellers have received notice that any such violation is being alleged. The Company has all licenses, permits, orders or approvals of, and has made all required registrations with, any governmental or regulatory body that are material to the conduct of the business of the Company (collectively, "Permits"), including, without limitation, all Permits relating to compliance with Safety and Environmental Laws. All Permits are listed on Schedule 3.24 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

     3.25 Suppliers, Distributors, Sales Agents and Customers.
Schedule 3.25 lists, by dollar volume paid for the twelve (12) months ended on March 31, 1999, (i) the ten (10) largest suppliers of the Company, (ii) all of the distributors and sales agents for the Company Products (as defined in Section 3.29),
(iii) the ten (10) largest customers of the Company, and (iv) any other supplier which is the Company's sole supplier of a product of which the Company purchased in excess of Twenty Five Thousand Dollars ($25,000) of such product during such twelve (12) month period. To the knowledge of the Company or any of the Sellers, except as set forth on Schedule 3.25, (A) no person listed on
Schedule 3.25 intends or within the last twelve (12) months has threatened to cancel or otherwise terminate the relationship of such person with the Company, (B) no such person intends to modify materially its relationship with the Company or to decrease materially or limit materially its services, supplies or materials to the Company or its usage or purchase of the services of the Company or Company Products, as the case may be, (C) no such person has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, as the case may be, and (D) the acquisition of the Shares by the Buyer and the Contemplated Transactions will not affect the relationship of the Company with any supplier, distributor, sales agent or customer listed on Schedule 3.25 to an extent that the condition of the Company will be adversely affected in any material respect.

     3.26 Employee Benefit Plans.

          (i) Schedule 3.26 sets forth a complete and correct list of all Benefit Plans (as defined below).

          (ii) The Company delivered to the Buyer complete and accurate copies of all plan texts and other agreements (including, without limitation, trust agreements and agreements with third party administrators, actuaries, investment managers, investment consultants and other independent contractors) adopted in connection with each Benefit Plan, and all amendments thereto; all summary plan descriptions for each Benefit Plan and other material employee communications relating thereto; the annual reports for each Benefit Plan for each of the most recent three plan years and financial statements (or similar reports) therefor; a written description of any Benefit Plan that is not otherwise in a writing provided to Buyer pursuant to this Section 3.26; all notices or other filings given with respect to each Benefit Plan to the IRS, the PBGC (as defined below), or any participant or beneficiary, pursuant to statute within the four years preceding the date of this Agreement; all notices that were given by the IRS, the PBGC or the United States Department of Labor with regard to any Benefit Plan to the Company within the four years preceding the date of this Agreement; and, with respect to each Benefit Plan which is a Pension Plan (as defined below)
     (i) the most recent actuarial valuation therefor (if any), and (ii) the most recent determination letter received from the Internal Revenue Service (if any).

          (iii) No event has occurred, and there exists no condition or set of circumstances relating, directly or indirectly, to the Benefit Plans in connection with which the Company or any Benefit Plan, directly or indirectly, could be subject to any liability under ERISA (as defined below) (including, but not limited to, sections 409, 502(i), 4062, 4063, 4064, 4069, 4201, 4242 or 4243 thereof), the
     Code (including, but not limited to, sections 4971 or 4975 thereof) or any other applicable law.

          (iv) With respect to each Benefit Plan: (i) full payment of all amounts which the Company is or has been required under the terms of each such plan to have paid as contributions to such plan has been made; (ii) no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any such plan; (iii) in all material respects, each such plan conforms to, and its administration is in compliance with, applicable plan documents and all applicable laws and regulations, including, but not limited, to ERISA and the Code; (iv) each such plan which is a Pension Plan intended to qualify under section 401(a) or 403(a) of the Code has been determined by the Internal Revenue Service to so qualify and nothing has occurred since the date of any such determination which has adversely affected such qualification; and (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any such plan or against the assets of any such plan.

          (v) No unpaid or contingent liability to the PBGC (as defined below) has been or is expected to be incurred, directly or indirectly, by the Company (other than for payment of PBGC premiums in the ordinary course). No event has occurred, and there exists no condition or set of circumstances which presents a material risk of the termination or partial termination of any Pension Plan, which could result, directly or indirectly, in a liability on the part of the Company to the PBGC or any other person.

          (vi) Except as set forth on Schedule 3.26, there is no plan or arrangement which is a Benefit Plan and which provides medical or death benefits (whether or not insured) to employees beyond their retirement or other termination of service (other than coverage mandated by statute).

          (vii) Except as set forth on Schedule 3.26, there are no trust accounts, reserves, assets, surplus or prepaid premiums under any Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA).

          (viii)    There are no unfunded pension benefit
     obligations arising in any jurisdiction which are not accounted for by reserves shown on the Company's financial statements and established under generally accepted accounting principles, or otherwise expressly noted on such statements.

          (ix) With respect to each Benefit Plan which is a Pension Plan, the present value of liabilities for accrued benefits as of the Closing Date, whether or not vested, under any such plan shall not exceed the net assets of such plan allocable to such liabilities.

          (x) No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975(c) of the Code have occurred with respect to any Benefit Plan.

          (xi) All contributions and payments made or accrued with respect to all Benefit Plans are deductible under
     Section 162 or Section 404 of the Code. No amount nor any asset of any Benefit Plan or related trust is subject to tax as unrelated business taxable income.

          (xii) Except as set forth on Schedule 3.26, each Benefit Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits permitted by such plan.

          (xiii) No event has occurred or circumstance exists that could result in a material increase in premium costs of Benefit Plans that are insured, or a material increase in costs of Benefit Plans that are self-insured.

          (xiv)     No Benefit Plan is subject to Title IV of
     ERISA.

          (xv) The Company, and any other person that together with the Company would be treated as a single employer under
     Section 414 of the Code, have complied, in all material respects, with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (xvi) Except as set forth on Schedule 3.26, the consummation of the Contemplated Transactions will not
     (A) entitle any employee of the Company to severance pay, unemployment compensation or any similar payment, or
     (B) accelerate the time of payment, vesting, or increase the amount of any compensation due to any employee of the Company.

          (xvii) Except as set forth on Schedule 3.26, there has been no contribution or obligation to contribute to any multi-employer plan (as defined in section 4001(a)(3) of ERISA) with respect to any employee of the Company.

          (xviii)   Whenever any of the terms set forth below is
     used in this Section 3.26, it shall have the following meaning: (A) "Benefit Plan" shall mean any plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit-sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, accident, or disability insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, dental care, vision care, dependent care, cafeteria plan, legal services, employee assistance program, scholarship, severance, holiday, vacation, Christmas bonus or other bonus practice (including, but not limited to, employee benefit plans, as defined in section 3(3) of ERISA), with respect to which the Company (1) currently has or in the future may have some liability or obligation to contribute or pay benefits and (2) which relates to current or former employees of the Company or to current or former employees of any other person that together with the Company would be treated as a single employer under Section 414 of the Code; (B) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; (C) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and
     (D) "Pension Plan" shall mean an employee pension benefit plan, as defined in section 3(2) of ERISA.

     3.27 Insurance. Schedule 3.27 sets forth a list and brief description (specifying the insurer, describing each pending claim thereunder of more than Ten Thousand Dollars ($10,000) and setting forth the aggregate amounts paid out under each such policy through the date hereof) of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect and insure against risks and liabilities to an extent and in a manner customary in the industries in which the Company operates. Except for claims set forth on Schedule 3.27, there are no outstanding unpaid claims under any such policy or binder; the Company has not received any notice of cancellation or non-renewal of any such policy or binder. To the knowledge of the Company or any of the Sellers, there is no inaccuracy in any application for such policies or binders, or any failure to pay premiums when due. Except as set forth on Schedule 3.27, neither the Company nor any of the Sellers have received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.27 will not be available in the future on substantially the same terms as now in effect.

     3.28 Books and Records. The minute books and stock issuance and transfer records of the Company, as made available to the Buyer and its representatives, contain complete and accurate records of all meetings, and accurately reflect all other corporate action, of the shareholders and the Board of Directors of the Company, and accurately reflect all issues and transfers of all of the capital stock of the Company.

     3.29 Company Products. All express or implied warranties that the Company has made with respect to any product developed, manufactured, marketed, sold or distributed at any time by the Company (the "Company Products") are described on Schedule 3.29 hereto. No events have occurred or facts exist that could result in a significant increase in any future expense related to the warranty obligations described on Schedule 3.27 from that historically experienced by the Company.

     3.30 Year 2000 Compliance. The Year 2000 Problem (as defined below) has not been, and the Company has taken reasonably appropriate actions to assure that the Year 2000 Problem will not be, material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Company, including, but not limited to, the Company Products.
Schedule 3.30 sets forth all actions taken by the Company as of the date of this Agreement and all actions remaining to be taken to become Year 2000 Compliant (as defined below) on or prior to January 1, 2000 in all computer-based systems (including all software, embedded microchips and other processing capabilities) used by or operated within the custody or control of the Company. The Company has undertaken a review and assessment of the products of all suppliers and vendors that are incorporated in or delivered by the Company for use with the Company's Products, with respect to which products the Year 2000 Problem could reasonably be expected to have a material adverse effect upon the Contemplated Transactions or upon the Company. The Company has developed and implemented plans or procedures reasonably appropriate to avoid or minimize any such material adverse effect to the Contemplated Transactions or to the Company. For the purposes of this Agreement, the "Year 2000 Problem" shall mean the risk that computer applications used by, or operated within the custody or control of the Company or products of any of its material suppliers or vendors that are incorporated in or delivered by the Company for use with the Company's Products may be unable to recognize or properly perform date-sensitive functions involving certain dates (including dates related to any leap year) prior to, and any date after, December 31, 1999. For purposes of this Agreement, "Year 2000 Compliant" shall mean, with respect to the Company or any of its material suppliers or vendors, all software, embedded microchips and other processing capabilities utilized by the Company or any of its material suppliers or vendors are able to interpret and manipulate data on or involving all calendar dates (including dates related to any leap year) correctly and without causing any abnormal ending scenario, including in relation to dates (including dates related to any leap year) immediately prior to, in and after the year 2000.

     3.31 Officers, Directors and Key Employees. Schedule 3.31 sets forth the name and total current annual compensation of each person who is now an officer or director of the Company, an employee, consultant, agent or other representative of the Company whose annual rate of compensation (including bonuses and commissions) exceeds Seventy Five Thousand Dollars ($75,000). With the exception of salary increases granted in the ordinary course of business and in a manner and amount consistent with its past practices, the Company has not made a commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any such person. Except as set forth on Schedule 3.31, none of such persons currently holding such a position has indicated that he or she will cancel or otherwise terminate such person's relationship with the Company.

     3.32 Operations of the Company.  Except as set forth on
Schedule 3.32, since the Balance Sheet Date the Company has not:

          (i) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

          (ii) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money;

          (iii) reduced its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

          (iv) waived any material right under any contract or other agreement of the type required to be set forth on any Schedule hereto;

          (v) made any material change in its accounting methods or practices or made any material change in depreciation or amortization policies or rates adopted by it;

          (vi) materially changed any of its business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;

          (vii) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, or any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, in each case, other than to persons other than its officers, directors or shareholders made in the ordinary course of business;

          (viii)  made any loan or advance to any of its
     shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance other than in the ordinary course of business;

          (ix) except for inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

          (x)  paid, directly or indirectly, any of its material
     Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

          (xi) terminated or failed to renew, or received any threat to terminate or fail to renew, any contract or other agreement that is or was material to the condition of the Company;

          (xii)  entered into any Software Contracts (as
     defined in Section 3.17(vi) hereof) other than in the ordinary course of business and consistent with past practices; or

          (xii) engaged in any material transaction other than in the ordinary course of business.

     3.33 Potential Conflicts of Interest. Except as set forth on Schedule 3.33, to the knowledge of the Company or any of the Sellers, no officer, director or affiliate of the Company, no Seller, no relative or spouse (or relative of such spouse) of any such officer, director or affiliate or of a Seller and no entity controlled by one (1) or more of the foregoing:

          (i) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

          (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company uses in the conduct of business; or

          (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     3.34 Banks, Brokers and Proxies.  Schedule 3.34 sets forth
(i) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vaults; (ii) the name of each person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; and (iii) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company in matters concerning its business or affairs.

     3.35 Full Disclosure. All documents and other papers delivered by or on behalf of the Sellers in connection with this Agreement and the Contemplated Transactions are true, complete and authentic in all material respects. Notwithstanding the foregoing, this Section 3.35 does not apply to projections for the future. No representation or warranty of the Sellers contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

     3.36 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 3 shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     The Buyer represents and warrants to the Sellers as follows:

     4.1 Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its assets and business and to carry on its business as now being and as heretofore conducted.

     4.2 Buyer Authorization and Validity of Agreement. The Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery hereof by the Sellers) is a valid and binding obligation of the Buyer enforceable in accordance with its terms.

     4.3 No Breach. Except as set forth on Schedule 4.3, the execution and delivery by the Buyer of this Agreement, the consummation of the Contemplated Transactions and the performance by the Buyer of this Agreement in accordance with the terms and conditions hereof, will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any Articles of Incorporation or the Bylaws of the Buyer, statute, regulation, order, judgment or decree of or applicable to the Buyer, or any instrument, contract or other agreement to which the Buyer is a party or by or to which the Buyer or any of its properties is bound or subject; or (iii) result in the creation of any lien or encumbrance on any of the properties of the Buyer. The consents, approvals, filings and notices listed on Schedule 4.3 (if any) are referred to herein as the "Buyer's Required Consents."

     4.4 Representations and Warranties on Closing Date. The representations and warranties contained in this Article 4 shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5.   COVENANTS AND AGREEMENTS.

     The parties covenant and agree as follows:

     5.1 Conduct of Business. From the date hereof through the Closing Date, the Company shall, and the Sellers shall cause the Company to, conduct its business in the ordinary course, consistent with past practice, and, without the prior written consent of the Buyer, the Sellers will not cause or permit the Company to take any action that would cause any of the representations and warranties contained in Section 3.32 hereof not to be true and correct immediately after the taking of such action. From the date hereof through the Closing Date, the Sellers shall cause the Company to, and the Company shall, conduct its business in such a manner so that the other representations and warranties contained in Article 3 hereof, in addition to those contained in Section 3.32, shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and each Seller shall conduct such Seller's affairs in such a manner so that the representations and warranties contained in Article 3 hereof with respect to such Seller shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     5.2 Maintenance of Assets; Casualty Loss. From the date hereof through the Closing Date, the Sellers and the Company shall use their best efforts to maintain the assets of the Company in customary repair, order and condition, reasonable wear and tear excepted, and, in the event of a casualty, loss or damage prior to the Closing Date to any of such assets for which the Company is insured, the Company, at the option of the Buyer, and subject to the requirements of any applicable loss payee or mortgagee clauses, shall either repair or replace such damaged assets or transfer the proceeds of such insurance to the Buyer on the Closing Date.

     5.3 Notice of Certain Events. The Company and each of the Sellers hereby agree to give the Buyer prompt notice of (i) any event, condition or circumstances occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation, warranty or covenant of the Company or any of the Sellers contained in this Agreement, or (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed in this Agreement or any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof.

     5.4 Corporate Examinations and Investigations. Prior to the Closing Date, the Buyer shall be entitled, through its employees, representatives and contractors, including, without limitation, Smith Helms Mulliss & Moore, L.L.P., KPMG Peat Marwick, LLP, and Arthur Andersen LLP to make such investigation of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as it wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Company and the Sellers shall cooperate fully therein. No investigation by or on behalf of the Buyer, however, shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers under this Agreement. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, the Sellers shall make available and shall cause the Company to make available to the representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request, shall permit the contractors and representatives of the Buyer access to the properties of the Company and all parts thereof and shall cause the officers, employees, consultants, agents, accountants and attorneys of the Company to cooperate in all reasonable respects with such contractors and representatives in connection with such review and examination. If this Agreement terminates, the Buyer and their employees, representatives and contractors shall keep confidential and shall not use in any manner any information or documents obtained from the Company concerning its assets, business and operations, unless readily ascertainable from public or published information, or trade sources (in each such case unless as a result of a violation of this Section 5.4), or already known or subsequently developed by the Buyer independently of any investigation of the Company. If this Agreement terminates, any documents obtained from the Company, and all copies thereof, shall be returned.

     5.5 Expenses. The Buyer and each of the Sellers shall bear their own respective expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. No such expenses of the Sellers shall be paid by or accrued as a liability of the Company. The Sellers shall bear, in addition to their own costs and expenses, all the costs and expenses of the Company incurred in connection this Agreement and the Contemplated Transactions. The Sellers specifically acknowledge and agree that all costs and expenses of Hoak Breedlove Wesneski & Co. (including, without limitation, a "success fee" of approximately One Hundred Eighty Five Thousand Dollars ($185,000)) shall be the responsibility of and paid by the Sellers on or before the Closing Date.

     5.6 Indemnification of Brokerage. The Sellers jointly and severally represent and warrant to the Buyers that no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Seller in connection with this Agreement or the transactions provided for herein, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable with respect to this Agreement or such transactions based on any agreement, arrangement or understanding with the Company or any Seller, or any action taken by the Company or any Seller, other than fees payable to Hoak Breedlove Wesneski & Co., whose fees will be the sole responsibility of the Sellers. The Sellers jointly and severally agree to indemnify and save the Buyer harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Company or any of the Sellers, and to bear any and all costs, including, without limitation, any legal fees and expenses incurred in defending against any such claim.

     5.7 Related Parties. The Sellers shall, prior to the Closing, pay or cause to be paid to the Company all amounts owed to the Company and reflected on the Balance Sheet or borrowed from or owed to the Company since the Balance Sheet Date by any of the Sellers or any affiliate of any of the Sellers. At and as of the Closing, any debts of the Company owed to any of the Sellers or to any affiliate of any of the Sellers shall be canceled, except those debts owed to any Seller in respect of his or her employment with the Company and incurred in the ordinary course of business.

     5.8 Exclusive Dealing. From the date hereof through June 30, 1999, the Sellers agree that they will not, and that they will not permit the Company to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group, other than the Buyer, concerning any purchase of the Shares or any equity interest in the Company or any subsidiary, or any merger, sale of substantial assets or similar transaction involving the Company.

     5.9 Employment Agreement. Evan E. Price and the Company agree to enter into an Employment Agreement concurrently with the Closing substantially in the form of Exhibit C hereto (the "Price
Employment Agreement").

     5.10 Covenants Not To Compete.

          (i) Each Seller promises and agrees that until the expiration of the later of (A) five (5) years from the Closing Date, or (B) one (1) year following the termination or expiration for any reason of such Seller's consulting or employment relationship with the Company (if any), the Seller will not, either directly or indirectly within the United States:

               (a) Own, manage, operate, control, be employed by, render advisory services to, participate in or be connected in any management or control of any business that is then engaged, in competition with the Company or any of its subsidiaries or affiliates, in the sale of:

                    (I)  any computer software products or
               services developed, marketed, or sold by the Company or any of its subsidiaries or affiliates,

                    (II) any computer hardware products or
               services developed, marketed, or sold by the Company or any of its subsidiaries or affiliates, or

                    (III)     any products or services sold by
               the Company or any of its subsidiaries or affiliates at the time of such termination,

          unless his or her duties, responsibilities and activities for or on behalf of such business are not related in any way to the sale of any such products or services;

               (b)  Influence or attempt to influence any
          customer of the Company or any of its subsidiaries or affiliates to discontinue its purchases of any product or service sold by the Company or any of its subsidiaries or affiliates at the time of termination of his employment or to divert such purchases to any other person, firm, or corporation;

               (c) Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its subsidiaries or affiliates and any of its respective suppliers, distributors, lessors, or licensors; or

               (d) Solicit any employee of the Company or any of its subsidiaries or affiliates, whose base annual salary at the time of the Employee's termination was Thirty Thousand Dollars ($30,000) or more, to work for any other person, firm or corporation.

          (ii) For purposes of this Section 5.10, "competition with the Company or any of its subsidiaries or affiliates" shall mean direct competition for customers of products or services of the kind described above in any geographic area in which the Company or any of its subsidiaries or affiliates is engaged, directly or indirectly, in selling or attempting to sell such products or services.

          (iii) Each of the Sellers understand and agree that the Company and its affiliates conduct business throughout the United States, and that each of the provisions of this
     Section 5.10 (including, without limitation, its scope, geographic limitations and time period covered) are reasonable and necessary for the protection of the Company and its affiliates and of their legitimate business interests.

          (iv) It is the desire and intent of the parties that the provisions of this Section 5.10 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 5.10 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all other portions shall continue in full force and effect.

     5.11 Confidentiality. Each Seller covenants that he or she will not disclose any confidential or proprietary information concerning this Agreement, the Contemplated Transactions or any other confidential information of the Company (including, without limitation, information relating to the Company's business, products, financial status, performance, operations, methods, processes, techniques, shop practices, formulae, research data, marketing and sales information, personnel data, customer lists, financial data, plans, know-how, proprietary information or Intellectual Property (as defined in Section 3.17(vi) hereof) (the "Confidential Information") to any person not employed by the Company, or not engaged to render services to the Company, or use, for himself, herself or any other person, firm, corporation or entity, any Confidential Information. However, this Section
5.11 shall not preclude any of the Sellers from:

          (i) disclosing information generally available to the public (other than information known generally to the public as a result of a violation of this Section 5.11 by the Sellers collectively or by any of the Sellers individually); or

          (ii) disclosing information required by law or court order after promptly notifying the Buyer of the requirement to disclose such information and permitting the Buyer a reasonable period to obtain a protective order to prevent such disclosure.

     5.12 Injunctive Relief. The Sellers acknowledge and agree that the Company would suffer irreparable injury in the event of a breach by the Sellers collectively, or by any Seller individually, of any of the provisions of Section 5.10 or Section
5.11 of this Agreement and that the Company shall be entitled to an injunction restraining all of the Sellers collectively or any Seller individually, as appropriate, from any breach or threatened breach thereof. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other remedies at law or in equity which it may have for any such breach or threatened breach of any provision of Section 5.10 or
Section 5.11 hereof, including the recovery of damages from the Sellers collectively or from any Seller individually, as appropriate.

     5.13 Further Assurances. Each of the parties hereto shall execute such agreements, certificates, documents and other instruments and take such further action as may be reasonably necessary or appropriate to carry out the provisions hereof and the transactions provided for herein. Each such party shall use its best commercially reasonable efforts to fulfill or obtain the fulfillment of all conditions to the Closing.

6.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO
     CLOSE.

     The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

     6.1 Representations and Covenants. The representations and warranties of each of the Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller or the Company on or prior to the Closing Date. Each Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by such Seller, to the foregoing effect.

     6.2 Consents and Approvals. All of Sellers' Required Consents shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with appropriate evidence of the granting of such approvals, authorizations and consents.

     6.3 Opinion of Counsel to the Company. The Buyer shall have received the opinion of Gardere & Wynne, L.L.P., counsel to the Company and the Sellers, dated the date of the Closing, addressed to the Buyer, in the form of Exhibit D.

     6.4 Releases. Each officer and director of the Company, and such other persons and entities related to or affiliated with the Company as the Buyer may reasonably designate prior to the Closing, shall have executed and delivered to the Company and the Buyer duplicate counterparts of a Release, dated the date of the Closing, in the form of Exhibit E, or other form satisfactory to the Buyer.

     6.5 Employment Agreements. Evan E. Price shall have entered into and delivered the Price Employment Agreement. Additionally, the Company shall enter into Employment Agreements in form and substance acceptable the Buyer with certain key personnel of the Company, to be determined by the Buyer in its sole discretion (the "Key Employment Agreements").

     6.6 Financing. The Buyer shall have entered into a loan agreement and other related agreements with a lender pursuant to which such lender shall agree to make such loans to the Buyer as the Buyer may require to enable it to consummate the Contemplated Transactions and to provide the Buyer with working capital to conduct the business previously conducted by the Company. The proceeds of such loans shall be available to the Buyer at the Closing.
     6.7 Escrow Agreement. Concurrently with the Closing, the Buyer, each of the Sellers and the Escrow Agent shall enter into the Escrow Agreement.

     6.8 Resignations. All resignations from directors of the Company which have been previously requested in writing by the Buyer shall have been delivered to the Buyer.

     6.9 No Proceeding or Litigation. No action, suit, claim, proceeding or investigation before any federal or state court or any federal or state governmental or regulatory authority shall have been threatened or commenced against any Seller, the Company, any subsidiary or affiliate of the Company, or the Buyer seeking to restrain, prevent or change the transactions contemplated by this Agreement or seeking damages in connection with any of such transactions.

7.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
SELLERS TO CLOSE.

     The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment on or prior to the Closing Date of the following conditions, any one (1) or more of which may be waived by the Sellers' Representative:

     7.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect.

     7.2 Opinion of Counsel to the Buyer. The Sellers shall have received the opinion of Smith Helms Mulliss & Moore, L.L.P., counsel to the Buyer, dated the date of the Closing, addressed to the Sellers, in the form of Exhibit F.

     7.3  Consents and Approvals.  All of Buyer's Required
Consents (as defined in Section 4.3, hereof) shall have been obtained and be in full force and effect.

     7.4 Employment Agreements. Concurrently with the Closing, the Company and the appropriate employees shall have entered into the Price Employment Agreement and the Key Employee Agreements.

     7.5 Escrow Agreement. Simultaneously with the Closing hereunder, the Buyer, each of the Sellers and the Escrow Agent shall enter into the Escrow Agreement.

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     8.1 Sellers' Representations and Warranties. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company, and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement or in any certificate deliverable pursuant to this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect thereafter; subject, however, to the following:

     (i) All representations and warranties of the Sellers contained in this Agreement or made pursuant hereto, except for the representations and warranties of the Sellers in respect of the Tax Returns (as defined in Section 3.13 above) and Taxes (as defined in Section
     3.13 above), and except for the representations and warranties of the Sellers contained in Section 3.2 (Company Authorization and Validity of Agreement),
     Section 3.3 (Sellers Authorization and Validity of Agreement), Section 3.4 (Outstanding Capital Stock),
     Section 3.5 (Title to the Shares), and Section 3.6 (Options, Warrants or Other Rights), shall terminate and expire two (2) years after the Closing Date, except with respect to any matter as to which a Claims Notice (as defined in Section 9.3(i)) is given prior to expiration of such two (2) year period, in which event all representations and warranties that relate to the subject matter of such Claims Notice shall continue in full force and effect until final resolution of the matter in question.

     (ii) The representations and warranties of the Sellers in respect of the Tax Returns and Taxes shall continue in effect after the Closing until expiration of the applicable statute of limitations relating to the Tax
     Returns and Taxes and until final resolution of any indemnification claim by the Buyer in respect of the Tax Returns and Taxes, and such representations and warranties shall not otherwise be limited as to time.

     (iii) The representations and warranties of Sellers contained in Section 3.2 (Company Authorization and Validity of Agreement), Section 3.3 (Sellers Authority to Execute and Perform Agreement), Section 3.4 (Outstanding Capital Stock), Section 3.5 (Title to the Shares), and Section 3.6 (Options, Warrants or Other Rights) shall continue after the Closing without limitation pursuant to this Agreement as to time.

     8.2  Buyer's Representations and Warranties.
Notwithstanding any right of the Sellers fully to investigate the affairs of the Buyer, and notwithstanding any knowledge of facts determined or determinable by the Sellers pursuant to such investigation or right of investigation, the Sellers have the right to rely fully upon the representations, warranties, covenants and agreements of the Buyer contained in this Agreement or in any certificate deliverable pursuant to this Agreement.
All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect thereafter; provided, however, that all representations and warranties of the Buyer contained in this Agreement or made pursuant hereto, shall terminate and expire two (2) years after the Closing Date, except with respect to any matter as to which a Claims Notice (as defined in Section 9.3(i)) is given prior to expiration of such period, in which event all representations and warranties that relate to the subject matter of such Claims Notice shall continue in full force and effect until final resolution of the matter in question.

  9. INDEMNIFICATION.

     9.1 Obligation of the Sellers to Indemnify. The Sellers jointly and severally agree to indemnify, defend and hold harmless the Buyer (and its respective directors, officers, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss" or "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers or the Company contained in this Agreement or in any agreement, certificate, document or other instrument delivered by the Company or any of the Sellers pursuant to this Agreement.

     9.2 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Sellers from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any agreement, certificate, document or other instrument delivered by the Buyer pursuant to this Agreement.

     9.3  Notice and Opportunity to Defend.

          (i) Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification pursuant to
     Section 9.1 or Section 9.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

          (ii) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at his, her or its own expense and by his, her or its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, he, she or it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of his, her or its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of his, her or its election as herein provided or contests his, her or its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld; provided, however, that, if the Sellers are the Indemnifying Party, the Indemnifying Party may settle any claim without the prior written consent of the Buyer if the judgment or proposed settlement involves only the payment of any money damages by the Indemnifying Party and does not impose any injunctions or other equitable relief upon the Buyer or the Company or otherwise adversely impact the ongoing business of the Buyer or the Company. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within his, her or its control that are necessary or appropriate for such defense.

          (iii) Disputes with Customers, Distributors, Sales Agents or Suppliers. Anything in Section 9.3(ii) to the contrary notwithstanding, in the case of any Asserted Liability by any supplier, distributor, sales agent or customer of the Company with respect to the business conducted by the Company prior to the Closing in connection with which the Buyer may make a claim against the Sellers for indemnification pursuant to Section 9.1, the Buyer shall give a Claims Notice with respect thereto but, unless the Buyer and the Indemnifying Party otherwise agree, the Buyer shall have the exclusive right and option to defend any such matter, subject to the duty of the Buyer to consult with the Indemnifying Party and his or her attorneys in connection with such defense and provided that no such matter shall be compromised or settled by the Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle any claim without the prior written consent of the Buyer if the judgment or proposed settlement involves only the payment of only money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Buyer or the Company or otherwise adversely impact the ongoing business of the Buyer or the Company. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle claims brought by a supplier, distributor, sales agent or customer, and the Buyer agrees to present such proposed compromise or settlements to such supplier, distributor, sales agent or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability and, except as provided in this Section 9.3(iii), the indemnification provisions hereof shall be fully applicable with respect thereto.

     9.4 Accounts Receivable. With respect to any accounts receivable of the Company as to which the Buyer may assert a claim for indemnification hereunder, upon satisfaction of such claim by payment by the Sellers, the Buyer or the Company shall then assign to Sellers the account receivable with respect to which the indemnification claim was made. Any monies thereafter received by the Company or the Buyer in payment of any such assigned receivable shall be remitted to the Sellers. Unless the account debtor otherwise indicates, all payments received by the Company on accounts receivable shall be applied first to the oldest receivable from that account debtor.

     9.5 Limitations on Indemnification. The indemnification provided for in this Article 9 shall be subject to the following limitations:

          (i) The Sellers shall not be obligated to pay any amounts for indemnification under this Article 9, except in respect of those claims based upon, arising out of or otherwise in respect of (A) Section 3.1 (Due Incorporation and Authority), Section 3.2 (Company Authorization and Validity of Agreement), Section 3.3 (Sellers Authorization and Validity of Agreement),
     Section 3.4 (Outstanding Capital Stock), Section 3.5 (Title to the Shares), Section 3.6 (Options, Warrants or Other Rights), Section 5.5 (Expenses) or Section 5.6 (Indemnification of Brokerage) hereof, (collectively, the "Basket Exclusions"), or (B) the Receivables Exclusion (as defined in Section 9.5(ii) below), until the aggregate amount for which indemnification has been claimed pursuant to Article 9 hereof, exclusive of the Basket Exclusions and the Receivables Exclusion, exceeds Thirty Thousand Dollars ($30,000) (the "Basket Amount"), whereupon the Sellers shall be obligated to pay in full all amounts due pursuant to this Article 9, including the entire Basket Amount.

          (ii) The Sellers shall not be obligated to pay any amounts for indemnification with respect to a particular account receivable of the Company, until that account receivable is in excess of ninety (90) days past due, and the Company has not been able to collect such receivable using means consistent with the Company's past practices in the ordinary course of business. In addition to the foregoing, the Sellers shall not be obligated to pay any amounts for indemnification under this Article 9 for claims based upon, arising out of or otherwise in respect of Section
     3.21 (Receivables) (the "Receivables Exclusion") until the aggregate amount for which indemnification has been claimed pursuant to Article 9 hereof exceeds Seventy Five Thousand Dollars ($75,000) (the "Receivables Basket Amount"), whereupon the Sellers shall be obligated to pay in full all amounts in excess of the Receivables Basket Amount.

          (iii)     Except as otherwise provided in this
     Section 9.5, Sellers shall be obligated to pay the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

          (iv) No Seller shall be obligated to pay any amount for indemnification under this Article 9 in excess of the portion of the Purchase Price received by such Seller pursuant to Section 1.2 hereof (with respect to each Seller, the "Individual Indemnification Cap"). The Buyer shall be entitled to enforce the full indemnification obligation of the Sellers pursuant to this Article 9 from any individual Seller, all of the Sellers collectively, or any combination of the Sellers; provided, however, that in no event shall any Seller be obligated to pay any amount for indemnification in excess of such Seller's Individual Indemnification Cap. The Buyer shall not be required to enforce such indemnification obligation of the Sellers against the Sellers collectively on a pro-rata basis, or to pursue or join any other Seller in an action to enforce its indemnification rights pursuant to this Article 9.

     9.6 Remedies. The rights and remedies provided for in this Agreement and in the other agreements contemplated hereby are cumulative and shall be the exclusive remedies of the parties hereto (except rights and remedies in respect of claims for fraud) with respect to claims for monetary damages related to the matters addressed herein and with respect to the Contemplated Transactions and the parties shall have no other liability for monetary damages to each other, under any statutory or common law right; provided, however, that nothing herein shall be construed as limiting the right of a party hereto to equitable relief, other than monetary damages, for a breach of this Agreement or of the other agreements contemplated hereby, including, without limitation, specific performance of the terms of such agreements. Any election of one remedy by a party hereto shall not constitute a waiver of any other available remedy.

10.  TERMINATION OF AGREEMENT.

     10.1 Termination. This Agreement may be terminated prior to the Closing as follows:

     (i) At the election of Sellers' Representative, if any one (1) or more of the conditions to the obligation of the Sellers to close has not been fulfilled as of June 30, 1999 and such noncompliance shall not have been caused by Sellers;

     (ii) At the election of the Buyer, if any one (1) or more of the conditions to its obligation to close has not been fulfilled as of June 30, 1999 and such noncompliance shall not have been caused by the Buyer;

     (iii) At the election of Sellers' Representative, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by June 30, 1999;

     (iv) At the election of the Buyer, if any of the Sellers has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by June 30, 1999;

     (v) At any time on or prior to the Closing Date, by mutual written consent of the Sellers' Representative and the Buyer. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

     10.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.4 relating to the obligation of the Buyer to keep confidential and not to use certain information and data obtained by it from the Company and to return documents to the Company and except for the provisions of Section 5.5 (Expenses) and Section 5.6 (Indemnification of Brokerage). No party hereto shall have any liability to any other party in respect of a termination of this Agreement except pursuant to Section 5.4, Section 5.5, and Section 5.6.

11.  MISCELLANEOUS.

     11.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by certified, registered or express mail, or by Federal Express or other overnight courier, postage or other charges prepaid. Any such notice shall be deemed given on the date so delivered personally, or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mail, or, if sent by overnight courier, the day after delivery to the overnight courier for next day delivery, addressed as follows:

     If to the Buyer or to the Company after the Closing, to:

     Network Systems International, Inc.
     200 North Elm Street
     Greensboro, North Carolina 27401
     Attention: President

     With a copy to:

     Smith Helms Mulliss & Moore, L.L.P.
     300 N. Greene St., Suite 1400
     Post Office Box 21927
     Greensboro, North Carolina  27420
     Attention: W. Alexander Audilet

     If to Evan E. Price, to the Sellers' Representative, or to the Company prior to the Closing:

     Evan E. Price
     5915 Club Hill Place
     Dallas, Texas 75248

     With a copy to:

     Gardere & Wynne, L.L.P.
     1601 Elm Street, Suite 3000
     Dallas, Texas 75201
     Attention: C. Robert Butterfield

     If to Deborah J. Doby, to:

     Deborah J. Doby
     6801 Raintree Place
     Flower Mound, Texas   75028

     If to Ziad A. Yamout, to:

     Ziad A. Yamout
     6316 Twinhill Drive
     Arlington, Texas 76016

     Any party may by notice given in accordance with this
Section 11.2 to the other parties designate another address or person for receipt of notices hereunder.

     11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions provided for hereby contain the entire agreement among the parties with respect to the purchase of the Shares and supersedes all prior agreements, written or oral, if any there be, with respect thereto, other than the Escrow Agreement.

     11.4 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Sellers, or in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     11.5 Governing Law; Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed entirely within such state. Any controversy arising out of or relating to this Agreement or any of the documents provided for herein (including any modifications hereof or thereof) shall be settled by arbitration in Greensboro, North Carolina, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award may be entered in any court of competent jurisdiction. The arbitrators in any such controversy (the "Arbitration") shall have no power to alter or modify any express provision of this Agreement or any of the documents provided for herein or to render any award that directly or indirectly effects any such alteration or modification. The parties consent to the application of North Carolina or Federal arbitration statutes and to the jurisdiction of the court of North Carolina or the Federal District Courts in North Carolina, as the case may be, for all purposes in connection with this agreement to arbitrate. Each party to any such arbitration or court proceeding shall bear its own attorneys' fees and other costs. Each party hereto shall also have all rights to provisional remedies that he, she or it would have at law or equity, notwithstanding the existence of this agreement to arbitrate.

     11.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that the Buyer may assign its rights hereunder to the banks or other financial institutions providing the financing for the Contemplated Transactions.

     11.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     11.9 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by less than all, but together signed by all of the parties hereto.

     11.10 Schedules. The Schedules are a part of this Agreement as if fully set forth herein. All references herein to sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     11.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     11.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.



[Remainder of page intentionally left blank.
Signature page to follow.]
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              BUYER:

                              NETWORK SYSTEMS INTERNATIONAL, INC.

(Corporate Seal)              /s/ Christopher N. Baker

                              By:  Christopher N. Baker
                              Title: President

ATTEST:

/s/ William C. Ray

William C. Ray, Secretary

                              SELLERS:

                              /s/ Evan E. Price     (SEAL)

                              Evan E. Price


                              /s/ Deborah J. Doby   (SEAL)

                              Deborah J. Doby


                              /s/ Ziad A. Yamout    (SEAL)
                              Ziad A. Yamout


                              COMPANY:

                              VERCOM SOFTWARE, INC.

(Corporate Seal)              /s/ Evan E. Price

                              By:  Evan E. Price
                              Title:  Chairman/CEO

ATTEST:

/s/ Deborah J. Doby

Deborah J. Doby, Secretary


                   Index of Exhibits and Schedules


Exhibit A           Ownership of Shares/Allocation of Purchase Price
Exhibit B           Escrow Agreement
Exhibit C           Employment Agreement
Exhibit D           Opinion Letter from Seller's Attorney
Exhibit E           General Release
Exhibit F           Opinion Letter from Buyer's Attorney
Schedule 3.6        Options, Warrants and Other Rights
Schedule 3.9        No Breach
Schedule 3.10       Financial Statements
Schedule 3.11       Liabilities
Schedule 3.12       No Material Adverse Change
Schedule 3.13       Tax Matters
Schedule 3.14       Title to Assets
Schedule 3.15       Real Estate
Schedule 3.17(i)    Intellectual Property
Schedule 3.17(iii)  Proprietary Legends
Schedule 3.17(vi)   Software Programs
Schedule 3.19       Third Party Components in Software Programs
Schedule 3.20       Third Party Interests or Marketing Rights in
                      Software Programs
Schedule 3.22       Actions & Proceedings
Schedule 3.23       Contracts & Other Agreements
Schedule 3.24       Compliance with Laws
Schedule 3.25       Suppliers, Customers
Schedule 3.26       Employee Benefit Plans
Schedule 3.27       Insurance
Schedule 3.29       Company Product Warranties
Schedule 3.30       Year 2000 Compliance
Schedule 3.31       Officer and Directors
Schedule 3.32       Operations of the Company
Schedule 3.33       Conflicts of Interest
Schedule 3.34       Banks, Brokers and Proxies
Schedule 4.3        No Breach

Network Systems International, Inc. will provide to the Securities and Exchange Commission a copy of the Exhibits and Schedules upon request.